UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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E. I. du Pont de Nemours and Company
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DuPont Statement Regarding Trian Announcement

WILMINGTON, Del., Jan. 8, 2015 /PRNewswire/ — DuPont today issued the following statement with respect to Trian Fund Management’s announcement of its intention to nominate four individuals for election to the Company’s Board of Directors at DuPont’s 2015 Annual Meeting of Shareholders.  DuPont shareholders are not required to take any action at this time. The Company issued the following statement:

“DuPont’s Board of Directors and management have a track record of delivering shareholder value. Over the last one-, three-, and five-year periods, DuPont has delivered total shareholder return of 17%, 78%, and 160% respectively, all in excess of its proxy peers and the S&P 500. Additionally, under the current leadership team, which has been in place since year-end 2008, DuPont has delivered a cumulative capital return of $13 billion to shareholders and 266% total shareholder return, relative to the S&P 500 of 159% and proxy peers of 133%, by implementing a plan that is creating a higher growth, higher value DuPont. The Board and management team have proactively refined the portfolio around three strategic priorities, including the separation of the Performance Chemicals division and seven previous divestitures. We are on track with our enterprise-wide redesign initiative, which will enhance organizational agility and operational efficiency and significantly reduce costs to align with our refined portfolio of businesses. This initiative will contribute at least $1 billion in savings, and we will continue to identify additional areas of productivity across the organization.

“Our businesses benefit from significant competitive advantages as part of DuPont. The combined power of DuPont’s science platform, our global scale, market access, and infrastructure leverage, along with our established brand and solid financial foundation, have enabled us to deliver strong returns.  Despite numerous efforts to engage constructively, including multiple calls and meetings with our CEO, CFO and lead independent director, Trian has chosen this path with the potential to disrupt our Company at a key stage of execution against our plan.

“DuPont has a highly qualified Board of experienced professionals with expertise across a range of relevant disciplines and industries critical to DuPont’s businesses. The Board is committed to good corporate governance, with a robust lead independent director role, 12 out of 13 directors being independent, and four new directors added since December 2011.  The Corporate Governance Committee of our Board will review Trian’s proposed director nominees and make a recommendation that is in the best interest of all shareholders. In the interim, we will remain laser focused on executing our plan, which has already delivered and continues to drive superior value to shareholders.”

The DuPont Board will present its recommended slate of director nominees in the Company’s definitive proxy statement to be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2015 Annual Meeting.

DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders, we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit www.dupont.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

DuPont intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting.  DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont’s 2015 Annual Meeting. Information about DuPont’s directors and executive officers is available in DuPont’s proxy statement, dated March 14, 2014, for its 2014 Annual Meeting. To the extent holdings of DuPont’s securities by such directors or executive officers have changed since the amounts printed in the 2014 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with DuPont’s 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at DuPont’s website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.

Contact Information:
Dan Turner, 302-774-0081, daniel.a.turner@dupont.com